Exhibit 99.1 NEWS FOR IMMEDIATE RELEASE Media Contact: Charles Coleman, (626) 302-7982 Investor Relations Contact: Sam Ramraj, (626) 302-2540 Jeanne Beliveau-Dunn Joins Edison International and Southern California Edison’s Boards of Directors ROSEMEAD, Calif., February 28, 2019 — Edison International (NYSE:EIX) and Southern California Edison announced that Jeanne Beliveau-Dunn has been elected to the board of directors of each company, effective today. “Jeanne’s expertise in using technology for digital transformation will be valuable to our boards,” said Bill Sullivan, chair of the Edison International board of directors. “We look forward to her insight and contributions as our newest board member.” “Jeanne is a leading expert on digitization and the workforce of the future, and she is a pioneer in many areas of the technology industry,” said Pedro Pizarro, president and chief executive officer of Edison International. “Her perspective gained from many years of building and leading successful initiatives and operations at technology organizations will provide us with important guidance and counsel as our business advances in the digital era.” Beliveau-Dunn is chief executive officer and president of Claridad, LLC, a digital and Internet of Things (IoT) consulting company. She is a recognized thought-leader on digital transformation, IoT and the future of work, as well as technology-enabled products, services and operations. Previously, Beliveau-Dunn was an executive at Cisco Systems, Inc., a leading global technology company. Most recently, she served as vice president and general manager of Cisco Services, where she led the technical services strategy, innovation and operations group along with the knowledge services business unit. During her 22-year career at Cisco, she also established Cisco’s Internet Business Solutions Group, leading the company’s Global Channels alliance teams and Enterprise Portfolio Marketing. Prior to joining Cisco, Beliveau-Dunn was vice president and general manager of Micronics Computers, Inc. Beliveau-Dunn founded and chaired the IoT Talent Consortium, a nonprofit organization dedicated to building the next generation of digital success through developing new skills and innovative culture. She serves on the board of directors at Xylem, Inc., a water solutions company focused on bringing digital tools to the water business. Beliveau-Dunn was named by Women Inc. as one of the Most Influential Corporate Directors in 2018. In 2015, she was recognized by the National Diversity Council as one of the Top 50 Most Powerful Women in Technology, and she is a National Association of Corporate Directors fellow. She earned a bachelor’s degree at the University of Massachusetts, focused on business, computer science and business law. About Edison International Edison International (NYSE:EIX), through its subsidiaries, is a generator and distributor of electric power, as well as a provider of energy services and technologies, including renewable energy. Headquartered in Rosemead, Calif., Edison International is the parent company of Southern California Edison, one of the nation’s largest electric utilities. Edison International is also the parent company of Edison Energy, a portfolio of competitive businesses that provide commercial and industrial customers with energy management and procurement services. Edison Energy is independent from Southern California Edison. -###-